Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-33056, 333-52346, 333-98219 and 333-217909) on Form S-8 of Edwards Lifesciences Corporation of our report dated June 16, 2017, relating to the financial statements and supplemental schedule of the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan, which appears in this Annual Report on Form 11-K of Edwards Lifesciences Corporation 401(k) Savings and Investment Plan for the year ended December 31, 2017.

/s/ HEIN & ASSOCIATES LLP
Denver, Colorado
June 15, 2018